# THE POCKET SHOT COMPANY

## ROYALTY AGREEMENT

This Royalty Agreement (the "Agreement") is made and entered into this 21st day of June, 2009 but effective as of January 1, 2006 by and between The Pocket Shot Company ("Pocket Shot"), whose address is 32950 Inverness Drive, Evergreen, Colorado 80439, and Jarrold R. Bachmann ("Bachmann"), whose address 32950 Inverness Drive, Evergreen, Colorado 80439.

RECITALS:

1. Bachmann is founder of Pocket Shot. Bachmann conceived the idea of marketing alcohol in a plastic pouch ("Pocket Shot Pouch").

2. Pocket Shot desires to convey to Bachmann a royalty with respect to sales of the Pocket Shot Pouch.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bachmann and Pocket Shot hereby agree as follows:

1. Royalty. Pocket Shot hereby grants to Bachmann a royalty of $1.20 with respect to each case of Pocket Shot Pouches (consisting of 120 pouches per case) sold by Pocket Shot or its licensees.

2. Remittances, Records, and Payments

(a) Payment Dates. The foregoing royalties shall be payable quarterly on the reporting dates set forth in subsection (c) below. For purposes of this Agreement, Pocket Shot Pouches shall be deemed to have been "sold" when Pocket Shot or its licensees receives payment.

(b) Accountings. Within 30 days after the expiration of each three-month period during a License Year (such 30th day being hereafter referred to as a "Reporting Date"), Pocket Shot shall provide Bachmann with a written accounting as to sales of Pocket Shot Pouches by Pocket Shot or any licensee and showing the computation of the royalty payable for such period.

(c) Records. While this Agreement remains in effect and for a period of six months thereafter Pocket Shot shall keep true and accurate books of account and records relating to the sale of the Pocket Shot Pouches in such detail as will enable Bachmann to ascertain what royalties are due under this Agreement. Bachmann shall have the right to appoint a firm of independent public accountants, on reasonable prior notice and during ordinary business hours, to inspect such books of account and records and to make copies

thereof (but not more frequently than once in each calendar year) during the period of this Agreement and for a period of six months after its expiration or termination, to ascertain the accuracy of Pocket Shot's accountings submitted pursuant to this subsection.

3. Miscellaneous.

(a) Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon each of the parties and their respective permitted successors and permitted assigns.

(b) Amendment of this Agreement. No amendment, modification, or addition to this Agreement shall be binding upon either party unless reduced to writing and duly executed by each of the parties in the same manner as the execution of this Agreement.

(c) Additional Documents. Pocket Shot agrees to execute any reasonable documents or instruments deemed by Bachmann to be necessary or desirable to permit Bachmann to enjoy the full benefit of the rights granted to Bachmann under this Agreement.

(d) Invalidity of Separable Provisions. If any term or provision of this Agreement is for any reason held invalid, such invalidity shall not affect any other term or provision, and this Agreement shall thereafter be construed as if such term or provision had never been contained in this Agreement.

(e) Choice of Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first above written.

THE POCKET SHOT COMPANY

By:________________________________

___________________________________

Barry Swenson